Exhibit 10.2

Date: October 26, 2023

Huang Fang

Room 202, Gate 6, Building 9, Yayuan, Anhui Beili, Chaoyang District, Beijing, China 100000

Appointment Letter

We are pleased to appoint Huang Fang as President, CEO, Chairwoman of the Board and Secretary with the following terms and condition:

1. Job Title and Description- You will be employed in the position of President, CEO Chairwoman of the Board and Secretary.

2. Salary Break up- You will be given a Total Salary of RMB 10,000 per month. The salary structure is as follows:

a.	Basic Salary paid by Maitong Sunshine Cultural Development Co., Limited.

b.	Basic Salary paid by subsidiary of Maitong Sunshine Cultural Development Co., Limited.

3. Place of posting- China. Your job is transferable between any of the Units / Sister Concerns of the Company.

4. Working Hours- irregular working hours.

5. Contract Type- The term of this Contract shall be unlimited and the Employee shall be a full-time employee. Each Party may terminate this Contract by providing 30 days written a notice of intention to terminate the Contract to the other Party.

6. You will abide by all the rules and regulations of the Organization, which shall be modified /changed by the Management from time to time.

7. The notice period for termination of service before the contract period shall be one month from the employee and employer’s side. Management reserves the right to relieve you immediately on receipt of the resignation notice without paying any compensation.

8. Please sign and return the copy of this letter as a token for your acceptance of the Appointment and the terms and conditions.

On behalf of Maitong Sunshine Cultural Development Co., Limited (signature)

I hereby accept the appointment and the above-mentioned terms and conditions.

Huang Fang

Date: October 26, 2023